EXHIBIT 4.1.3

                                             AMENDMENT THREE
                                   COUNTRYWIDE CREDIT INDUSTRIES, INC.
                                  TAX DEFERRED SAVINGS AND SUPPLEMENTAL
                                             INVESTMENT PLAN
                             (AS AMENDED AND RESTATED EFFECTIVE MAY 6, 1996)




WHEREAS, Countrywide Credit Industries, Inc. desires to amend the Countrywide Credit Industries, Inc. Tax Deferred Savings and Supplemental Investment Plan (as amended and restated effective May 6, 1996) (the "Plan") to provide for an alternative method of allocating Qualified Nonelective Contributions in the event that the Plan is unable to satisfy the Average Deferral Percentage test under sections 401(k) or 401(m) of the Internal Revenue Code.

NOW, THEREFORE, the Plan shall be amended as follows effective January 1, 1997:

A. Section 6.06 of the Plan, "Correction of Excess Salary Deferral Contributions and Excess Employer Matching Contributions," subparagraph (c) is hereby deleted and new subparagraph is inserted in its place to read as follows:

         "(c)  The  Participating   Employer  may  make  "Qualified  Nonelective
Contributions: (within the meaning of Treasury Regulation 1.401(k)-1(g)(7) to the Plan on behalf of Participants who are Non-highly Compensated Employees for such Plan Year. The amount of the Qualified Nonelective Contributions shall be determined at the discretion of the Company on behalf of the group of Non-highly Compensated Participants who were actively employed on the last day of the Plan Year and who were eligible to participate in the Plan for the entire Plan Year. The Qualified Nonelective Contribution will be allocated as follows:

                  (i) The lowest paid Participant in the group will be allocated an amount equal to the lowest of (1) 25% of the Participant's Compensation for the Plan Year; (2) the Maximum Permissible Amount applicable to the Participant, or (3) the full amount of the Qualified Nonelective Contribution.
                  (ii) The next lowest paid Participant will be allocated an amount equal to the lowest of (1) 25% of the Participant's Compensation for the Plan Year; (2) the Maximum Permissible Amount applicable to the Participant; or (3) the balance of the Qualified Nonelective contribution after the above allocation.

                  (iii) The allocation in step (iii) will be applied individually to each remaining Participant in the group, in ascending order of Compensation, until the Qualified Nonelective Contribution is fully allocated. Once the Qualified Nonelective Contribution is fully allocated, no further allocation will be made to the remaining Participants in the group.

         IN WITNESS WHEREOF, the Company has caused this Amendment Three to be executed this ____, day of July, 1998.

                                            COUNTRYWIDE CREDIT INDUSTRIES, INC.



                           .........        By: /s/ Anne D. McCallion